EXHIBIT 99.2

Sarah Zaozirny
Director - Investor Relations
1600 Smith Street, HQSII
Houston, Texas 77002

September 3, 2003

Dear Investors and Analysts:

Attached are updated current expectations for several operating and financial statistics for third quarter and full year 2003 (Attachment A). Please note that we have added consolidated cost per available seat mile ("CASM") to our list of forward-looking financial statistics. In addition, going forward we will report the interest paid on our 6% Convertible Preferred securities (Term Income Deferrable Equity Securities) as Interest Expense rather than Preferred Dividends of Trust due to an accounting rule change (FIN 46). We have adjusted our guidance for Net Interest Expense accordingly.

As we enter the fall, we remain cautious about the outlook for the industry. We have seen some recovery in demand, and the industry fall fare sales thus far have been less aggressive than in prior years. However, despite these improvements, excess industry capacity relative to seasonal demand and the growth of low-cost carriers are keeping downward pressure on yields. While we anticipate some year-over-year ("yoy") revenue per available seat mile ("RASM") improvement, we still expect that it will be another challenging fall and winter season.

Domestic advanced bookings for September continue to be strong and we expect load factors for the month to be up about 3 points over last year. The October domestic bookings trend indicates load factors yoy will be up about 2 points. Trans-Atlantic and Latin bookings also continue to show some strength. September/October load factors for Trans-Atlantic are expected to be up 1-2 points yoy with Latin load factors up 3-4 points yoy. Micronesia is still suffering from continued regional economic weakness and the destruction of typhoon Pongsona that hit early this year. Pacific bookings through the rest of the month indicate we should see some load factor improvements yoy in September and October.

Also of note, ExpressJet recently issued $137.2 million of convertible debt. ExpressJet used the net proceeds to purchase 9.8 million shares of its stock from Continental thereby reducing Continental's ownership of ExpressJet from 53.1% to 44.6% (includes $12.2 million over-allotment). Continental has contributed approximately $127 million of the proceeds from this transaction to its employee pension plan. Year-to-date we have contributed approximately $169 million to the pension plan, more than satisfying our minimum cash contribution due this year.

Under Financial Accounting Standards Board ("FASB") Interpretation 46, "Consolidation of Variable Interest Entities" ("FIN 46"), if an entity is determined to be a "variable interest entity", the entity must be consolidated by the "primary beneficiary". We are continuing to evaluate the impact of FIN 46. After our preliminary review, we believe that ExpressJet meets the definition of a variable interest entity and that Continental remains the primary beneficiary despite our ownership interest falling below 50%. As a result, ExpressJet will remain consolidated in Continental's financial statements with the percentage ownership change reflected in Minority Interest on the balance sheet and income statement.

For other information regarding Continental Airlines, please visit our website at continental.com. If you have any questions regarding this information, please do not hesitate to contact us.

Sincerely,

Sarah Zaozirny

This letter contains forward-looking statements that are not limited to historical facts, but reflect our current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in our 2002 10-K and our other securities filings, which identify important matters such as terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition and industry conditions including the demand for air travel, airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business. We undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this letter.